EXHIBIT 99




PRESS RELEASE


                JUNIATA VALLEY FINANCIAL CORP. ANNOUNCES RESULTS

Mifflintown, PA - Francis J. Evanitsky, President & CEO of The Juniata Valley Bank (OTC-BB: JUVF.OB), recently announced the operating results for the six-month period ending June 30, 2003. Year to date earnings have increased 7.43% over last year. JVFC has shown net income of $2.864 million for the first six months of 2003 compared to $2.666 million for the first six months of 2002.

On a per share basis, earnings increased by 9.65% from $1.14 per share for the first six months of 2002 to $1.25 per share for the first six months of 2003.

Deposits have increased by 8.28% to $340.020 million since June 30, 2002. Total loans outstanding have increased by $7.511 million during that same time period. In addition, total assets have hit an all time high of $394.109 million, which is a 7.73% increase since June 30, 2002.

Evanitsky stated "The substantial improvement in net interest income, and the growth in non-interest revenue have contributed significantly to our performance for the first six months of 2003."

The Juniata Valley Bank was chartered in 1867 and has twelve banking offices serving Juniata, Mifflin, Perry and Huntingdon Counties. More information regarding The Juniata Valley Bank can be found online at www.jvbonline.com.